                                                               EXHIBIT 4(d)-3

                                FOURTH AMENDMENT
                                       TO
                           REVOLVING CREDIT AGREEMENT


        THIS AGREEMENT dated as of September 3, 1996 AMENDS that certain Revolving Credit Agreement between The Washington Water Power Company ("Borrower") and the following Banks or their predecessors: Bank of America NW, N.A. doing business as Seafirst Bank and formerly known as Seattle-First National Bank, Wells Fargo Bank, N.A. successor by merger with First Interstate Bank of Washington, N.A., First Security Bank of Idaho, N.A., U.S. Bank of Washington, N.A. for itself and as successor by merger with West One Bank Idaho, N.A., and Washington Trust Bank (the "Banks"); and Seafirst Bank, as Agent for the Banks (the "Agent"), dated as of December 10, 1992 (the "Credit Agreement"), as previously amended on March 1, 1993, January 21, 1994 and November 21, 1994.

        WHEREAS, pursuant to Section 2.10 of Credit Agreement, the Borrower requested the extension of the Expiration Date: and

        WHEREAS, the Banks would agree to the requested extension only if the Borrower agreed to the following amendment;

        THEREFORE, in consideration of the mutual covenants it is HEREBY AGREED as follows:

1. The definition of "Applicable Margin" contained in Section 1 is hereby amended to read as follows:

        "Applicable Margin" shall mean on any date, with respect to Eurodollar Loans or ABR Loans, as the case may be, the applicable spreads set forth on the attached Exhibit A based upon the Rating Level on that date.

        Each change in the Applicable Margin shall apply to all Eurodollar Loans that are outstanding at any time during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

2. The definition of "Commitment Fee" contained in Section 1 is hereby amended to read as follows:

        "Commitment Fee" shall mean with respect to each Bank that per annum fee equal to the applicable rate set forth on the attached Exhibit A based upon the Borrower's Rating Level on that date as applied in accordance with Section 2.6(a).

3.      The definition of "Rating Level" is hereby amended to read as follows:

        "Rating Level" shall mean on any date the following classification of the Borrower's Ratings:

        Rating Level 1   A- or higher by S&P or A3 or higher by Moody's.

        Rating Level 2   Below A- by S&P and below A3 by Moody's, but higher
                         than or equal to BBB by S&P or higher than or equal to Baa2 by Moody's.

        Rating Level 3   Below BBB by S&P or below Baa2 by Moody's.

For purposes of the foregoing, (i) if either Moody's or S&P shall not have in effect a Rating (other than because such rating agency shall no longer be in the business of rating corporate debt obligations), then such rating agency will be deemed to have established a Rating in Level 3: and (ii) if any rating established or deemed to have been established by Moody's or S&P shall be changed (other than as a result of a change in the rating system of either Moody's or S&P), such change shall be effective as of the day after the date on which such change is first announced by the rating agency making such change. If the rating system of either Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Banks shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system or the non-availability of ratings from such rating agency.

4.      The Expiration Date is extended to December 10, 1999, pursuant t
Section 2.10 of the Credit Agreement in the same manner and to the same extent as if there had been no amendment of the Credit Agreement.

5. Except as expressly amended by this Agreement, the Credit Agreement shall continue in full force and effect.

6. This Agreement may be executed in multiple counterparts, including signed facsimile copies followed by delivery to the Agent of the original signed counterpart.

        Dated and signed as of this 3rd day of September, 1996.

                                    BORROWER:

                                            THE WASHINGTON WATER POWER COMPANY


                                            By   /s/  LAWRENCE J. PIERCE
                                                --------------------------------
                                                Its Vice President & Treasurer

                                                                       EXHIBIT A


                        COMMITMENT            EURODOLLAR                AB
                        ----------            ----------                --
                            FEE               LOAN SPREAD           LOAN SPREAD
                            ---               -----------           -----------

Rating Level 1             0.09%                 0.25%                   0

Rating Level 2            0.125%                 0.35%                   0

Rating Level 3            0.175%                 0.475%                  0

                                            Agent:

                                            SEAFIRST BANK, as agent
                                            for the Banks

                                            By /s/  DORA A. BROWN
                                               ---------------------------------
                                               Its Assistant Vice President


                                            Banks:

                                            SEAFIRST BANK

                                            By /s/  DAVID A DEHLENDORF
                                               ---------------------------------
                                               Its Vice President



                                            WELLS FARGO BANK, N.A. successor by
                                            merger with FIRST INTERSTATE BANK
                                            OF WASHINGTON, N.A.

                                            By
                                               ---------------------------------
                                               Its


                                            FIRST SECURITY BANK OF IDAHO, N.A.

                                            By
                                               ---------------------------------
                                               Its


                                            U.S. BANK OF WASHINGTON, N.A. for
                                            itself and as successor by Merger
                                            with West One Bank of Idaho, N.A.

                                            By
                                               ---------------------------------
                                               Its



                                            WASHINGTON TRUST BANK

                                            By
                                               ---------------------------------
                                               Its